Exhibit 10.100

AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This amendment (“Amendment”) effective as of November 4, 2020 is made to that certain Amended and Restated Executive Employment Agreement dated April 10, 2020 (the “Agreement”) between EVO Transportation & Energy Services, Inc. (“Company”) and Thomas

J. Abood (“Executive”). Capitalized terms used and not defined herein shall have the meaning set forth therefor in the Agreement.

WHEREAS, the Company entered into certain arrangements with a lender which required the Company to elect a new Chairman of the Board of Directors of the Company;

WHEREAS, the Agreement provides that the Executive shall act as Chairman of the Board of Directors during the term of his employment;

WHEREAS, in order to induce the Executive to accept the election of a new Chairman of the Company’s Board of Directors, the Company has proposed modification of certain terms of the Agreement;

NOW THEREFORE, in consideration of the mutual premises set forth above, the terms contained herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged and agreed, the parties agree as follows:

Section 1. Duties and Scope of Employment. Section 1(a) of the Agreement is deleted and replaced in its entirety with the following new Section 1(a):

1. Duties and Scope of Employment. (a) Positions and Duties. During the Employment Term (as defined below), Executive will be employed as the Chief Executive Officer of the Company. Executive shall report and be subject to the direction of the Company’s Board of Directors or duly authorized committees thereof. Executive’s authority, duties, and responsibilities shall include those customarily associated with the position of Chief Executive Officer including day to day management of the Company, all of its personnel and its resources. .

Section 2. Expenses. Section 6(c) of the Agreement is deleted and replaced in its entirety with:

(c) Beginning October 1, 2020, the Company shall pay Executive a quarterly transportation supplement (“Transportation Supplement”) in the amount of $25,000. Such amount shall be paid without withholding, not reportable as wages on form W-2 and no later than the 15th day following calendar quarter end. The Transportation Supplement shall constitute an accountable plan such that Executive shall annually provide the Compensation Committee with a record showing the total actual costs of transportation for business purposes incurred over the year which actual costs include fuel, maintenance, hangar costs, insurance, depreciation and other similar expense items. To the extent Executive’s annual actual costs of transportation for business purposes are less than the Transportation Supplement for the full year, the Company shall add the excess amount of Transportation Supplement to Executive’s reportable wages on form W-2.

Section 3. Miscellaneous. Except as modified by this Amendment, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have affixed their signatures as of November 4, 2020.

EVO TRANSPORTATION & ENERGY SERVICES, INC.

By: /s/ Scott Smith Name: Scott Smith

Title: Chair, Board of Directors Compensation Committee

EXECUTIVE

By: /s/ Thomas J. Abood

Name: Thomas J. Abood